Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

PALO ALTO, Calif. - May 7, 2013 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its second quarter of fiscal year 2013 ended March 29, 2013. In the second quarter of fiscal 2013, CPI increased its orders, sales, net income and adjusted EBITDA results in comparison to the same quarter of the previous fiscal year. The company also recorded its highest second quarter sales and largest backlog level ever.
“CPI's second quarter saw a continuation of the positive momentum and trends that we have enjoyed in recent quarters. Our revenue and profitability continue to grow, demand for our products is healthy, and conditions within our end markets are stable. We have seen no measureable impact from sequestration and other potential government budget cuts; in fact, our defense market sales and orders each grew by double digits in the second quarter. Additionally, the integration of the Codan Satcom business into our North American facilities has gone smoothly, and this business has had a favorable impact on our communications market sales and orders results this year,” said Joe Caldarelli, chief executive officer.
Orders
Orders booked during the first six months of fiscal 2013 totaled $264 million, an increase of 35 percent from the same period of the previous fiscal year. A major contributor to this increase was a sizeable multi-year order that was booked in the most recent period for CPI's advanced tactical common data link (TCDL) antenna products to support intelligence, surveillance and reconnaissance (ISR) military communications applications.
For the 12-month period ending on March 29, 2013, CPI's book-to-bill ratio was 1.13. As of that date, CPI's order backlog was $307 million, representing the company's highest ever level of backlog.
In comparison to the same period of the prior year, in the first six months of fiscal 2013, CPI's orders in its largest end markets were as follows:

•	In the defense market, orders increased 17 percent to $93.0 million due to higher demand for several U.S. and foreign military radar systems and U.S. military electronic warfare systems.

•	In the medical market, orders increased four percent to $40.7 million due to higher demand for x-ray imaging products from customers in Europe and North America.

•
In the communications market, orders increased 84 percent to $112 million, benefitting from the aforementioned sizeable order for advanced TCDL antenna products for ISR applications. Shipments for this program are expected to begin in late fiscal 2013 and continue into fiscal 2015. In addition, orders to support other military communications and commercial broadcast applications increased. The most recent period also benefited from the inclusion of orders from the Codan Satcom business that CPI acquired in the fourth quarter of fiscal 2012.

Sales
CPI's total sales equaled $102 million in the second quarter of fiscal 2013, increasing six percent from $96.5 million in the same quarter of the previous year. In comparison to that quarter, CPI's second quarter 2013 sales in its largest end markets were as follows:

•	In the defense market, sales increased 18 percent to $41.7 million due to higher sales for several U.S. and foreign radar systems and a U.S. military electronic warfare system.

•	In the medical market, sales decreased 11 percent to $17.9 million due to lower sales for x-ray imaging applications, driven by the timing of customer needs in China and Russia.

•
In the communications market, sales increased 15 percent to $34.8 million due to the inclusion of revenues from the Codan Satcom business that CPI acquired in the fourth quarter of fiscal 2012 and higher sales for commercial communications applications.

Net Income and Adjusted EBITDA
CPI's net income totaled $1.3 million in the second quarter of fiscal 2013, improving from a $0.3 million net loss in the same quarter of the prior year. The increase in net income was principally due to higher total sales in the most recent quarter. Net income in the most recent quarter also benefited from a decrease in intangible asset amortization related to the February 2011 acquisition of CPI by The Veritas Capital Fund IV, L.P. Partially offsetting these positive factors, CPI incurred expenses related to the negotiation, closing and integration of acquisitions, including the integration of the Codan Satcom business into CPI, in the second quarter of fiscal 2013; there were no such expenses in the year-ago quarter.
Adjusted EBITDA in the second quarter of fiscal 2013 totaled $16.2 million, or 15.9 percent of sales. CPI's adjusted EBITDA increased from $14.2 million, or 14.7 percent of sales, in the same quarter of the previous year, primarily due to higher total sales in the second quarter of fiscal 2013.
Cash Flow
As of March 29, 2013, CPI had cash and cash equivalents totaling $47.0 million. In the 12-month period ending on that date, CPI's cash flow from operating activities was $31.1 million, free cash flow was $25.2 million and adjusted free cash flow was $27.5 million.
Fiscal 2013 Outlook
For fiscal 2013, CPI expects:

•	Total sales of between $415 million and $425 million;

•	Adjusted EBITDA of between $66 million and $68 million; and

•	Adjusted free cash flow of more than $17 million.
CPI expects its effective tax rate for fiscal 2013 will be approximately 39 percent.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Wednesday, May 8, 2013 at 10:00 a.m. (EDT) that simultaneously will be broadcast live over the Internet on the company's Web site. To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 50901026 and ask for the CPI International Second Quarter Fiscal 2013 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC, a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company's business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company's operating performance in connection with their analysis of the company's business. In addition, CPI's management team uses EBITDA and adjusted EBITDA to evaluate the company's operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company's measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company's business, when analyzing the company's business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.
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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands - unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012
Sales	$102,219	$96,457	$199,780	$189,438
Cost of sales, including $0, $7, $261 and $7 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	74,503	70,349	145,106	138,959
Gross profit	27,716	26,108	54,674	50,479
Operating costs and expenses:
Research and development	3,863	3,639	7,231	7,027
Selling and marketing	5,458	5,695	10,837	11,136
General and administrative	7,411	6,021	13,578	12,173
Amortization of acquisition-related intangible assets	2,342	3,733	5,072	8,588
Total operating costs and expenses	19,074	19,088	36,718	38,924
Operating income	8,642	7,020	17,956	11,555
Interest expense, net	6,853	6,827	13,714	13,653
Income (loss) before income taxes	1,789	193	4,242	(2,098)
Income tax expense (benefit)	489	510	1,491	(142)
Net income (loss)	1,300	(317)	2,751	(1,956)

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on cash flow hedges, net of tax	(463)	465	(1,034)	1,044
Total other comprehensive (loss) income, net of tax	(463)	465	(1,034)	1,044
Comprehensive income (loss)	$837	$148	$1,717	$(912)

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data - unaudited)

	March 29, 2013	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$47,020	$43,006
Restricted cash	2,147	1,926
Accounts receivable, net	48,745	51,076
Inventories	91,221	83,937
Deferred tax assets	14,104	14,186
Prepaid and other current assets	7,897	10,400
Total current assets	211,134	204,531
Property, plant, and equipment, net	78,413	81,601
Deferred debt issue costs, net	10,845	11,954
Intangible assets, net	243,318	248,877
Goodwill	178,934	178,934
Other long-term assets	1,126	1,105
Total assets	$723,770	$727,002

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$—	$3,200
Accounts payable	27,370	26,331
Accrued expenses	22,726	26,707
Product warranty	3,758	4,066
Income taxes payable	4,244	2,852
Advance payments from customers	15,317	14,434
Total current liabilities	73,415	77,590
Deferred income taxes	87,250	88,879
Long-term debt, less current portion	358,673	358,613
Other long-term liabilities	5,996	5,704
Total liabilities	525,334	530,786
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	199,068	198,565
Accumulated other comprehensive (loss) income	(585)	449
Accumulated deficit	(47)	(2,798)
Total stockholders’ equity	198,436	196,216
Total liabilities and stockholders’ equity	$723,770	$727,002

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Six Months Ended
	March 29, 2013	March 30, 2012
Cash flows from operating activities
Net cash provided by operating activities	$9,905	$3,859

Cash flows from investing activities
Capital expenditures	(2,691)	(4,363)
Acquisition	—	(300)
Net cash used in investing activities	(2,691)	(4,663)

Cash flows from financing activities
Repayment of borrowings under CPII’s term loan facility	(3,200)	(750)
Net cash used in financing activities	(3,200)	(750)

Net increase (decrease) in cash and cash equivalents	4,014	(1,554)
Cash and cash equivalents at beginning of period	43,006	34,955
Cash and cash equivalents at end of period	$47,020	$33,401

Supplemental cash flow disclosures
Cash paid for interest	$12,482	$12,680
Cash paid (received) for income taxes, net of refunds	$517	$(23)

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Six Months Ended
		March 29, 2013	March 30, 2012	March 29, 2013	March 30, 2012
Net income (loss)		$1,300	$(317)	$2,751	$(1,956)
Depreciation and amortization		5,495	6,484	11,380	14,044
Interest expense, net		6,853	6,827	13,714	13,653
Income tax expense (benefit)		489	510	1,491	(142)
EBITDA		14,137	13,504	29,336	25,599

Adjustments to exclude certain non-recurring, non-cash or other unusual items:
Stock-based compensation expense	(1)	252	274	503	495
Acquisition-related expenses	(2)	1,327	—	1,976	—
Write-off of inventory step-up	(3)	—	7	261	7
Veritas Capital management fee	(4)	532	428	1,024	850
Total adjustments		2,111	709	3,764	1,352
Adjusted EBITDA		$16,248	$14,213	$33,100	$26,951

EBITDA margin	(5)	13.8%	14.0%	14.7%	13.5%
Adjusted EBITDA margin	(6)	15.9%	14.7%	16.6%	14.2%
Net income (loss) margin	(7)	1.3%	(0.3)%	1.4%	(1.0)%

(1) Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2) Represents non-recurring transaction costs related to the negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services and expenses related to integration of the Codan Satcom operations into those of CPI.

(3) Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with acquisitions.
(4) Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5) Represents EBITDA divided by sales.
(6) Represents adjusted EBITDA divided by sales.
(7) Represents net income (loss) divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended
		March 29, 2013
Net cash provided by operating activities		$31,096
Capital expenditures		(5,912)
Free cash flow		25,184

Adjustments to exclude certain non-recurring or other unusual items:
Cash paid for acquisition-related expenses, net of taxes	(1)	1,689
Cash paid for Veritas Capital advisory fee, net of taxes	(2)	1,266
Cash received for prior year transfer pricing audit	(3)	(656)
Total adjustments		2,299
Adjusted free cash flow		$27,483

Free cash flow		$25,184
Net income		$8,392

(1) Represents non-recurring transaction costs, net of income taxes, related to the negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services and expenses related to integration of the Codan Satcom operations into those of CPI.

(2) Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3) Represents refunded income tax payments with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division in fiscal years 2001 and 2002. The Company considers this a non-recurring source of cash as it pertains to previous years.